EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

ANNOUNCES POSTPONEMENT OF ARBITRATION HEARING

Dallas, Texas, April 13, 2020 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today announced that the arbitration hearing regarding the Chieftain settlement scheduled to commence April 27, 2020, has been postponed due to a continuance granted by the arbitrators at the request of XTO Energy related to the coronavirus pandemic, and a new date for the hearing will be announced once it has been determined.

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case.  On July 27, 2018 the final plan of allocation was approved by the court.  Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust.   On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation.  The hearing on the claims related to the Chieftain settlement had been scheduled for April 27, 2020 but has been postponed due to a continuance granted by the arbitrators at the request of XTO Energy related to the coronavirus pandemic to a date still to be determined.  The arbitrators denied the Trustee’s request to hold the arbitration on the April 27, 2020 setting by video conference.  Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

If the approximately $24.3 million allocated portion of the Chieftain settlement results in an adjustment to the Trust’s share of net proceeds, it would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several years, or more depending on the results of operations of the underlying properties, while these additional excess costs are recovered.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements.  Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2019.

*          *          *

Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839